EXHIBIT 2.1
EXECUTION VERSION

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT
This First Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of June 8, 2017, by and between HTC Global Ventures, LLC (“Purchaser”) and Ciber, Inc., a Delaware corporation (“Seller”). Purchaser and Seller are sometimes each referred to in this Amendment as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Parties entered into an the Asset Purchase Agreement, dated as of May 17, 2017 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement, pursuant to Section 12.3 thereof, as set forth herein.
NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Section 1.Amendment to Article I of the Agreement.
(a)    A new Section 1.3(d) shall be added to the Agreement, and shall read as follows:
“(d)    (i) any and all Liabilities of the Company Subsidiary, including Taxes arising from or attributable to the Company Subsidiary for any period, (ii) any and all Liabilities for Taxes imposed on Seller or the Company Subsidiary arising in connection with the consummation of the transactions contemplated by this Agreement, and (iii) any and all Liabilities for Taxes imposed on any Person that are the responsibility of Purchaser pursuant to Sections 11.1(a) and (b).”
(b)    Section 1.4 of the Agreement is hereby amended by deleting clause (e) thereof in its entirety and inserting the following in lieu thereof:
“(e)    any and all Liabilities for (i) Taxes of Seller arising in or related to any taxable period, or portion thereof, ending on or before the Closing Date, except to the extent such Taxes are described in Section 1.3(d) or Section 11.1, (ii) Taxes arising from or attributable to the Purchased Assets or the operation of the Business, other than any Taxes arising from or attributable to the Company Subsidiary, for any taxable period, or portion thereof, ending on or before the Closing Date, and (iii) Taxes arising from or in connection with an Excluded Asset and, other than as set forth in Section 1.3(d) and Section 11.1, any Taxes of Seller arising on or after the Closing Date;”
(c)    A new Section 1.6(d) shall be added to the Agreement, and shall read as follows:
“(d)    Schedule 1.6(d) sets forth a list of certain Non-Assumed Contracts and the estimated Cure Costs associated therewith (such Contracts, the “Non-Designated Contracts”). From and after the Closing up to 5 p.m. (prevailing Eastern Time) on August 20, 2017 (such period, the “Post-Closing Designation Period”), Purchaser shall pay, when due, all amounts due and owing under the Non-Designated Contracts; provided, however, that, to the extent that any amounts due and owing under the Non-Designated Contracts do not relate to the Business, Seller shall pay such amounts. During the Post-Closing Designation Period, Purchaser may provide written notice to Seller (such notice, a “Post-Closing Designation Notice”) that Purchaser wishes to designate a specified Non-Designated Contract as an Assigned Contract. In the event that Purchaser submits a Post-Closing Designation Notice that designates a Non-Designated Contract as an Assigned Contract, and such Non-Designated Contract was included on Schedule 1.1(b) on the Agreement Date, then such Non-Designated Contract shall be deemed an Assigned Contract and (i) Seller shall pay the Cure Costs with respect to such Non-Designated Contract up to an amount not to exceed the Cure Costs listed next to such Contract on Schedule 1.6(d), (ii) Purchaser shall pay any Cure Costs with respect to such Non-Designated Contract in excess of the Cure Costs listed next to such Contract on Schedule 1.6(d), and (iii) Purchaser shall assume all other Liabilities with respect to such Non-Designated Contract. In the event that Purchaser submits a Post-Closing Designation Notice that designates a Non-Designated Contract as an Assigned Contract, and such Non-Designated Contract was not included on Schedule 1.1(b) on the Agreement Date, then such Non-Designated Contract shall be deemed an Assigned Contract and (x) Purchaser shall pay any and all Cure Costs with respect to such Non-Designated Contract and (y) Purchaser shall assume all other Liabilities with respect to such Non-Designated Contract. In the event that Purchaser has not submitted a Post-Closing Designation Notice with respect to any Non-Designated Contract at the end of the Post-Closing Designation Period, then any such remaining Non-Designated Contracts shall be deemed Non-Assumed Contracts. The Parties hereby covenant and agree that none of the Non-Designated Contracts shall be rejected in the Bankruptcy Court prior to the expiration of the Post-Closing Designation Period.”
Section 2.    Amendment to Article II of the Agreement. Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:
“Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not deduct or withhold from any consideration payable to Seller pursuant to this Agreement under the Code or any other applicable provision of U.S. or foreign Tax Law, except to the extent such deduction or withholding arises from Seller’s failure to deliver the certificate contemplated by Section 3.2(l).”
Section 3.    Amendment to Article VIII of the Agreement.
(a)    Section 8.20 of the Agreement is hereby amended and restated in its entirety as follows:
“The Company Subsidiary. The Parties hereby covenant and agree that, pursuant to Section 1.1(v), the Purchased Assets shall include all of the shares of capital stock of the Company Subsidiary. For the avoidance of doubt, all Liabilities of the Company Subsidiary shall remain Liabilities of the Company Subsidiary and all such Liabilities are assumed by Purchaser.”
(b)    A new Section 8.25 shall be added to the Agreement, and shall read as follows:
“Immigration. Effective as of the Closing, Seller shall cease to serve and Purchaser shall commence to serve as the sponsoring and petitioning employer for Transferred Employees. As a result, Purchaser shall therefore assume all immigration-related obligations and liabilities that have arisen or will hereafter arise in connection with the submission of petitions, applications or other filings to certain bureaus within the U.S. Department of Homeland Security (e.g., U.S. Citizenship and Immigration Services, U.S. Immigration and Customs Enforcement and U.S. Customs and Border Protection), the U.S. Department of Labor or the U.S. Department of State (including any U.S. embassy or consular post) requesting the grant of employment-based nonimmigrant and immigrant visa benefits on behalf of these persons. Notwithstanding the foregoing assumption of the specific immigration-related assets and obligations, Purchaser expressly declines to assume all other actual or contingent liabilities of Seller other than the Assumed Liabilities. The Parties intend that Purchaser, by agreeing to hire or hiring the employees formerly employed by Seller, and agreeing, as a sponsoring employer, to assume the immigration-related obligations and liabilities described above, shall be considered the successor in interest to Seller solely and exclusively for U.S. immigration law purposes.”
Section 4.    Amendment to Article X of the Agreement. The defined term “Cash Purchase Price” in Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:
““Cash Purchase Price” means (i) Ninety Million Seven Hundred Thousand Dollars ($90,700,000), plus (ii) the Assumed Employee Liabilities Difference, if any, plus (iii) the aggregate amount of all Designated Additions, if any, minus (iv) the aggregate amount of all Designated Reductions, if any.””
Section 5.    Amendment to Article XI of the Agreement.
(a)    Section 11.1 of the Agreement is hereby amended by deleting clause (a) thereof in its entirety and inserting the following in lieu thereof:
“(a)    Any sales, use, gross-receipts, excise, value-added, property, transfer, or gains, real estate or land transfer or gains, documentary, stamp, registration, recording, filing, goods and services or other similar Taxes (“Transfer Taxes”) which may be payable by reason of the sale of, or attributable to, the Company Subsidiary under this Agreement or the transactions contemplated hereby and any Taxes described in Section 1.3(d) (the “Purchaser Transfer Taxes”), and that, in each case, are not exempt under the Bankruptcy Code, shall be borne and timely paid by Purchaser.  Any Transfer Taxes which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities, other than the acquisition and assumption of the capital stock of the Company Subsidiary, (the “Seller Transfer Taxes”) and that are not exempt under the Bankruptcy Code, shall be borne and timely paid by Seller. Purchaser shall, at its own expense, timely file any Tax Return or other document required to be filed with respect to such Purchaser Transfer Taxes, and Seller shall join in the execution of any such Tax Return if required by Law.  If Seller is required by Law to file any such Tax Return, Seller shall notify Purchaser of the amount of the Purchaser Transfer Taxes shown to be due on such Tax Return and Purchaser shall reimburse Seller for one hundred percent (100%) of the amount of such Purchaser Transfer Taxes by wire transfer of immediately available funds within ten (10) days of receipt of such notice to an account or accounts designated by Seller. Seller shall, at its own expense, timely file any Tax Return or other document required to be filed with respect to the Seller Transfer Taxes, and Purchaser shall join in the execution of any such Tax Return if required by Law.  If Purchaser is required by Law to file any such Tax Return, Purchaser shall notify Seller of the amount of the Seller Transfer Taxes shown to be due on such Tax Return and Seller shall reimburse Purchaser for one hundred percent (100%) of the amount of such Seller Transfer Taxes by wire transfer of immediately available funds within ten (10) days of receipt of such notice to an account or accounts designated by Purchaser.”
(b)    Section 11.1 of the Agreement is hereby amended by deleting clause (b) thereof in its entirety and inserting the following in lieu thereof:
“(b)    All real property, personal property and similar ad valorem Taxes, if any, levied with respect to the Purchased Assets, other than the acquisition and assumption of the capital stock of the Company Subsidiary, for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) shall be apportioned between Seller and Purchaser based on the number of days of such taxable period ending on and including the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be responsible for the proportionate amount of such Apportioned Taxes that is attributable to the Pre-Closing Tax Period and such amount shall be an Excluded Liability, and Purchaser shall be responsible for (i) the proportionate amount of such Apportioned Taxes that is attributable to the Post-Closing Tax Period and (ii) and any and all real property, personal property and similar ad valorem Taxes, if any, levied with respect to the Company Subsidiary (the “Company Subsidiary Apportioned Taxes”), and in each case such amounts shall be Assumed Liabilities. Any Apportioned Taxes and Company Subsidiary Apportioned Taxes shall be timely paid, and all applicable Tax Returns shall be timely filed, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party for the non-paying Party’s portion of the Apportioned Taxes and the Company Subsidiary Apportioned Taxes, in accordance with this Section 11.1(b). Upon payment of any such Apportioned Taxes and the Company Subsidiary Apportioned Taxes, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under this Section 11.1(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement by wire transfer in immediately available funds within ten (10) days of receipt of such statement to an account designated by the paying Party.”
Section 6.    Certain Cure Costs. Notwithstanding anything in the Agreement to the contrary, Purchaser shall be responsible for any Cure Costs relating to the Assigned Contracts set forth on Schedule A hereto that are in excess of $22,672.30, but in no event shall Purchaser’s obligation hereunder to pay such Cure Costs exceed $85,319.40.
Section 7.    Amendment to the Seller Disclosure Schedules. The Seller Disclosure Schedules are hereby amended and restated in their entirety as reflected in Exhibit A attached hereto.
Section 8.    Amendment to the Schedules to the Agreement. The Schedules to the Agreement are hereby amended and restated in their entirety as reflected in Exhibit B attached hereto.

Section 9.    Mutual Release. The Parties hereby absolutely, unconditionally and irrevocably release, remise and forever discharge, each of the other Parties from any claims arising from, relating to and regarding the underlying subject of this Amendment, but not from any claims regarding the enforcement of the terms of this Amendment.
Section 10.    Definitions; References.
(a)    Unless otherwise specifically defined in this Amendment, each capitalized term as amended hereby and not otherwise defined in this Amendment shall have the meaning assigned to such term in the Agreement.
(b)    Upon the effectiveness of this Amendment, each reference in the Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be deemed a reference to the Agreement, as amended by this Amendment.
(c)    Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to May 17, 2017, references to “the date hereof” and “the date of this Agreement” shall continue to refer to May 17, 2017 and references to “the date of the Amendment” and “as of the date of the Amendment” shall refer to the date of this Amendment.
Section 11.    No Further Amendment; Effectiveness. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any other document referred to therein. Nothing in this Amendment shall act as a waiver of any prior breach of the Agreement and the Parties reserve all rights they may have with respect to such prior breach pursuant to the provisions of the Agreement. This Amendment shall form a part of the Agreement for all purposes, and the Parties shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties. In the event of any inconsistency or conflict between the Agreement and this Amendment, this Amendment shall govern and control.
Section 12.    Representations and Warranties. Each Party represents to the other Party that (a) it has all necessary power and authority to enter into this Amendment, (b) the execution and delivery by such Party of this Amendment have been duly authorized by all requisite action on the part of such Party and (c) this Amendment has been duly executed and delivered by such Party.
Section 13.    Entire Agreement. This Amendment and the Agreement (including the Schedules to the Agreement, the Seller Disclosure Schedules and all Annexes and Exhibits) contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (a) the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and (b) any written agreement of the Parties that expressly provides that it is not superseded by this Amendment and the Agreement.
Section 14.    Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Amendment a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.
Section 15.    Counterparts; Facsimile Delivery.
(a)    This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.
(b)    The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly form one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
All other interpretive provisions of the Agreement, to the extent not amended hereby, are hereby incorporated into this Amendment by reference mutatis mutandis.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

HTC GLOBAL VENTURES, LLC
By:	/s/ Madhava Reddy
Name: Madhava Reddy
Title: President

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

CIBER, INC.
By:	/s/ Christian Mezger
Name: Christian Mezger
Title: CFO